Exhibit 99.1

Feel Golf Company, Inc. Acquires Assets of Caldwell Golf

Monterey County, California – August 3, 2009 – Feel Golf Company, Inc., (OTCBB FEEL) has purchased the assets of Caldwell Golf Company, Inc. for an undisclosed amount.  Feel Golf is a manufacturer of innovative golf clubs and reverse taper golf grips.

“I am pleased to report that we have signed a definitive agreement with Feel Golf Company, Inc. for the majority of our assets”, stated Bruce Caldwell, Founder, President and CEO of Caldwell Golf Company.  "Feel Golf’s USA retail and international distribution partners open up a tremendous amount of new markets for the Caldwell Brand.  We are excited to have Caldwell’s ceramic technology in drivers, fairway woods and putters combined with a known industry leader in technological innovation.”

Lee Miller, Chairman and CEO of Feel Golf Company, Inc., stated: “We believe Caldwell Golf has some very valuable technology in its patents and product lines and when combined with our distribution channels - opens up some attractive opportunities for increased sales and revenues as well as market awareness.  This acquisition is part of our overall growth strategy – to acquire technologically advanced golf equipment that can significantly improve all golfers’ playing performance and experience and increase shareholder value.”

About Caldwell Golf Company

Caldwell Golf (www.caldwellgolf.com) offers advanced ceramic technology for improved playing performance on drivers, fairway woods and putters.  The company has produced independently tested, high performance equipment for golfers seeking game improvement in accuracy and feel.

About Feel Golf Company

Feel Golf (www.feelgolf.net) is known for its award winning wedges, as well as its full line of premium golf clubs and innovative reverse taper golf grips. Feel Golf's products are designed and built by PGA Professionals, and for more than 20 years, Tour players worldwide have played Feel Golf's wedges.

Investor Relations Contact:

David Otterbach                                                                         Feel Golf Company, Inc.
(877) 934-7387                                                                             Ticker Symbol: "FEEL"
david@feelgolf.net   www.feelgolf.net

SAFE HARBOR STATEMENT

Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.